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                                                                EXHIBIT 99.8(c)

                                    EXHIBIT E-III

                         CUSTODY FEES AND TRANSACTION CHARGES

     All fees and charges set forth in this Exhibit E-III shall be calculated and paid in the manner provided in Article XII above. For purposes of calculating the annual fee hereinafter provided for and charging the transaction fees hereinafter provided for, all assets held in the account established pursuant to the Special Custody Account Agreement among Barr Rosenberg Series Trust, on behalf of its Barr Rosenberg Select Sectors Market Neutral Fund, Custodian and Bear, Stearns Securities Corp., dated as of October 19, 1998, shall be deemed to be held in the Custody Account of the Barr Rosenberg Select Sectors Market Neutral Fund under this Agreement and all transactions in such assets shall be deemed to have occurred in such Custody Account. The Barr Rosenberg Select Sectors Market Neutral Fund shall pay Custodian the following fees for assets maintained by such Portfolio in the Custody Account and charges for transactions by such Portfolio, all such fees and charges to be payable monthly:

     (1) an annual fee consisting of the total of 0.04% (4 basis points) per annum of the value of the first $50 million of assets in the Custody Account of such Portfolio, 0.02% (2 basis points) per annum of the next $150 million of such assets and 0.01% (1 basis point) per annum of the amount of such assets in excess of $200 million;

     (2) a transaction charge for each repurchase transaction in the Custody Account of such Portfolio which represents a cash sweep investment for such Portfolio's account, computed at a rate of 0.10% (ten basis points) per annum on the amount of the purchase price paid by such Portfolio in such repurchase transaction;

     (3) a charge of $10 for each "free" transfer of funds from the Custody Account of such Portfolio; and

     (4) a service charge for each holding of securities or other assets of such Portfolio that are sold by way of private placement or in such other manner as to require services by Custodian which in its reasonable judgment are materially in excess of those ordinarily required for the holding of publicly traded securities in the United States.


BARR ROSENBERG SERIES TRUST, ON                      CUSTODIAL TRUST COMPANY
BEHALF OF ITS BARR ROSENBERG SELECT
SECTORS MARKET NEUTRAL FUND


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By:                                                By:
Title:                                             Title:
Date:                                              Date: